Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN
DAVID E. MANGUM
AND GLOBAL PAYMENTS INC.

Whereas, Global Payments Inc. (“Global”) and David E. Mangum (“Executive”) are parties to an Employment Agreement dated March 1, 2010 (the “Agreement”); and

Whereas, the parties now desire to further amend certain of the terms of the Agreement;

Now, Therefore, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto acknowledge that the Agreement is hereby amended as follows:

1.    Section 2 of the Agreement is hereby deleted and replaced with the following:

“Executive is hereby employed as the President and Chief Operating Officer of the Company as of June 30, 2014. In such capacity, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Chief Executive Officer of the Company (the “Chief Executive Officer”), which shall be consistent with the duties, responsibilities, and authority of persons holding such positions in a publicly traded company engaged in similar lines of business. Executive shall report directly and exclusively to the Chief Executive Officer.”

2.    Section 5(a) of the Agreement is hereby deleted and replaced with the following:

“(a) Base Salary. During the Employment Period, the Company will pay to Executive a base salary in the amount of U.S. $575,000 per year (“Base Salary”) less normal withholdings, payable in equal bi-weekly or other installments as provided under the Company’s standard payroll practices in effect for senior executives from time to time. Executive’s Base Salary will be reviewed at least annually and, subject to approval of the Committee, the Company may increase Executive’s Base Salary from time to time. The periodic review of Executive’s salary by the Committee will consider, among other things, Executive’s own performance and the Company’s performance.

3.    Section 5(b)(i) of the Agreement is hereby deleted and replaced with the following:
     “(i) Annual Bonus. Executive will have an annual bonus opportunity for each fiscal year of the Company based on the achievement of financial and performance objectives set by the Committee (“Bonus Opportunity”). The annual Bonus Opportunity and specific performance and financial objectives will be set forth in Executive’s individual performance and incentive plan for each fiscal year. Executive’s annual Bonus Opportunity at target levels for any year shall not be less than 100% of his then current Base Salary for such year. Executive must be an active employee on the date the annual bonuses are paid on a Company wide basis in order to be eligible to receive any bonus payment (except as otherwise expressly provided in § 8) unless Executive’s employment terminates following a failure to extend his Employment Period in accordance with § 3, his employment terminates at or after the end of the applicable fiscal year and he satisfies all or substantially all of the performance requirements for a bonus for such fiscal year, in which event he shall be eligible for a bonus as determined by the Committee, and such bonus, if any, shall be paid no later than 2 1/2 months after the end of such fiscal year.”
3.    The reference in Clause 7(c)(i) of the Agreement to “Chief Financial Officer” shall be changed to “President and Chief Operating Officer.”

4.    All references in the Agreement to “Executive Vice President and Chief Financial Officer” shall be changed to “President and Chief Operating Officer.”

Except as modified hereby, the terms and conditions of the Agreement shall remain in full force and effect; provided, however, that if any term or condition of the Agreement conflicts with or is inconsistent with any term or condition of this Amendment, such terms and conditions hereof shall prevail and be controlling.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers duly authorized as of the 29th day of August, 2014.

EXECUTIVE:	GLOBAL PAYMENTS INC.

/s/ David E. Mangum	By: /s/ David L. Green
David E. Mangum	Name: David L. Green
Date: August 29, 2014	Title: Executive Vice President and General Counsel
Date: August 29, 2014